EXHIBIT 2.2
                                ESCROW AGREEMENT

     This ESCROW AGREEMENT dated June 24, 1996 is among GT Interactive Software Corp. ("GT"), a Delaware corporation, Paul D. Rinde, as the representative of the stockholders (the "Stock- holder Representative") of WizardWorks Group, Inc. ("WizardWorks"), a Minnesota corporation, and Republic National Bank of New York, as escrow agent (the "Escrow Agent").

                              PRELIMINARY STATEMENT

     Pursuant to an Agreement and Plan of Reorganization dated as of June 24, 1996 (the "Merger Agreement"), by and among GT, WizardWorks, and the stockholders of WizardWorks, GT is acquiring WizardWorks through the merger of WizardWorks into a wholly owned subsidiary of GT. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Merger Agreement.

     The holders of the WizardWorks Stock outstanding immediately prior to the Effective Time (the "Stockholders"), jointly and severally, have agreed to indemnify GT as provided in the Merger Agreement through the deposit of 235,000 shares of GT Common Stock (the "Escrow Shares") pursuant to Section 2.7 of the Merger Agreement. A list of all Stockholders and their pro rata interest in the Escrow Shares is attached hereto as Schedule 1.

     The Escrow Agent is not a party to any agreement between GT and WizardWorks and shall not be required to interpret the terms of any such agreement, it being agreed that all of Escrow Agent's duties and obligations are stated in this Agreement.

     The parties hereto agree as follows:

     1. Establishment of Escrow. GT has delivered to the Escrow Agent and the Escrow Agent acknowledges receipt of the Escrow Shares in the form of a single stock certificate. The Escrow Shares shall be held in escrow in the name of the Escrow Agent or its nominee, subject to the terms and conditions set forth herein. Unless and until the Escrow Shares are returned to GT or delivered to the Stockholders pursuant to the terms of this Agreement, the Stockholder Representative shall vote the Escrow Shares.

     2. Amounts Earned on Escrow Shares; Tax Matters. All amounts earned on the Escrow Shares (dividends or other distributions) shall be distributed pro rata to the Stockholders from time to time upon the written request of the Stockholder Representative and GT. Notwithstanding the foregoing, any dividends or other distributions shall be distributed or retained in accordance with the distribution of the Escrow Shares to which such dividend or distribution relates upon the termination of this Agreement. The parties agree that to the extent permitted by


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applicable law,  including Section 468B(g) of the Internal Revenue Code of 1986,
as amended (the "Code"), the Stockholders will include all amounts earned on the Escrow Shares in their gross income for federal, state and local income tax
(collectively,   "income  tax")  purposes  and  pay  any  income  tax  resulting therefrom. The Escrow Agent has been previously furnished with all information necessary to enable it to comply with the reporting and backup withholding requirements of the Code and all reporting and withholding information, including 1099s (which will be reported under GT's federal tax identification number), will be delivered to GT.

     3. Claims Against Escrow Shares.

     (a) At any time or times prior to June 24, 1997, GT may make claims against the Escrow Shares for amounts due for indemnification under Section 11 of the Merger Agreement. GT shall notify the Stockholder Representative and the Escrow Agent in writing of each such claim, including a brief description of the amount and nature of such claim. Each such notice delivered to the Escrow Agent by GT shall contain a representation from GT to the effect that GT has delivered a copy of such notice to the Stockholder Representative prior to or simultaneously with its delivery to the Escrow Agent. The Escrow Agent shall have no duty to ascertain whether the Stockholder Representative received the notice. The Escrow Agent shall advise GT and the Stockholder Representative of the date on which it received notice from GT of such claim which date shall be conclusively deemed correct. In the event that the amount subject to the claim is unliquidated, GT shall make a good faith estimate as to the amount of the claim for purposes of determining the number of Escrow Shares, if any, to be withheld by the Escrow Agent if such claim is not resolved or otherwise adjudicated by the Expiration Date (as defined in Section 5 below). If the Stockholder Representative shall dispute such claim the Stockholder Representative shall give written notice thereof to GT and to the Escrow Agent so that the written notice is received by GT and the Escrow Agent within thirty (30) days after the date on which the Escrow Agent received GT's notice (if the Escrow Agent receives the Stockholder Representative's notice within the aforesaid time period, the Escrow Agent may conclusively presume that the notice was received by GT within the aforesaid time period), in which case the Escrow Agent shall continue to hold the Escrow Shares in accordance with the terms of this Agreement; otherwise, such claim shall be deemed to have been acknowledged to be payable in shares out of the Escrow Shares in the full amount thereof as set forth in the claim and the Escrow Agent shall use its best efforts to promptly pay such claim from the Escrow Shares to GT after expiration of said thirty day period. The Escrow Agent shall effect such payment of Escrow Shares to GT by surrendering such Escrow Shares to GT's transfer agent (Fleet National Bank, 111 Westminster Street, Providence, Rhode Island 02903) for cancellation upon receipt by the Escrow Agent of a copy of a letter from GT to GT's transfer agent, instructing such transfer agent to

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issue a new  certificate  to the Escrow Agent for the  remaining  Escrow  Shares after giving effect to such payment. If the amount of the claim exceeds the aggregate value of the Escrow Shares, the Escrow Agent shall have no liability or responsibility for any deficiency. The value per share of the Escrow Shares for purposes of this Agreement shall be $19.89 (the "Closing Market Value"). The Escrow Agent shall rely on the written instructions of GT with respect to the amount of shares and the pro rata allocation required to pay a claim. The Escrow Agent shall have no liability or responsibility for the performance of any calculations pursuant to this Section 3, including any determination with respect to the number of Escrow Shares required to pay a claim pursuant to this
Section 3. All claims paid out of the Escrow Shares shall be rounded to the nearest whole share. Other than pursuant to Section 11 hereof, under no circumstances shall the Stockholders or the Stockholder Representative have any right to substitute other property for the Escrow Shares or to change the per share value stated herein.

     4. Disputed Claims.

     (a) If the Stockholder Representative shall dispute an indemnification claim of GT as above provided and subject to Section 3 above, the Escrow Agent shall set aside a portion of the Escrow Shares equal to the amount of the claim as set forth in the notice of the claim (the "Set Aside Amount"). In the event GT notifies the Escrow Agent in writing that it has made out-of-pocket expenditures or anticipates that it will incur legal expenses in connection with any such disputed claim with respect to which it is entitled to be indemnified under the Merger Agreement, a portion of the Escrow Shares equal to such incurred or anticipated expenditures shall also be set aside and added to and become a part of the Set Aside Amount which aggregate Set Aside Amount shall be set forth in a written notice to the Escrow Agent executed by GT and the Stockholder Representative; provided, that in the event that it shall be agreed (as evidenced by a written notice executed by GT and the Stockholder
Representative as described in Section 3 above) or determined through a proceeding described in Section 4(b) below that GT is not entitled to indemnification with respect to such claim, GT shall not be entitled to such shares.

     (b) If the Escrow Agent has not received written notice executed by GT and the Stockholder Representative within thirty (30) days after the Stockholder Representative sends notice of such dispute to the effect that the disputed indemnification claim has been resolved, the Escrow Agent shall continue to hold the Set Aside Amount until directed to dispose of it pursuant to (i) a final non-appealable order of a court of competent jurisdiction or (ii) instructions or directions furnished in writing signed by both the Stockholder Representative and GT. In no event shall the Escrow Agent be responsible for any fees or expenses of any party to any litigation proceeding.


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     5.  Termination.  This  Agreement  shall  terminate  on June 25,  1997 (the
"Expiration Date") provided that there are no outstanding indemnification claims as to which the Escrow Agent has received notice pursuant to Section 3 hereof on or prior to the Expiration Date; otherwise this Agreement shall continue in effect until the resolution of all such indemnification claims. GT shall provide the Escrow Agent with reasonable advance notice of the expected Expiration Date and shall confirm the occurrence of such as soon as practicable thereafter. On the Expiration Date or as soon thereafter as is practicable, the Escrow Agent shall distribute the Escrow Shares less (i) the amount of any then existing Set Aside Amount and (ii) the amount specified in any notice of a claim delivered to the Escrow Agent on or within 30 days prior to the Expiration Date with respect to which no Set Aside Amount has yet been established and the Escrow Agent has not otherwise been instructed by GT and the Stockholder Representative, pursuant to and in accordance with written instructions of both GT and the Stockholder Representative. At such time thereafter as any remaining indemnification claim hereunder has been resolved and the Escrow Agent has received a written notice executed by GT and the Stockholder Representative to that effect (or a copy of an arbitration award pursuant to Section 4(b) to that effect) and any amounts to be distributed to GT in connection therewith have been so distributed, the Escrow Agent shall distribute any portion of the remaining Escrow Shares pro rata to the Stockholders. Upon the resolution of all outstanding indemnification claims hereunder, the Escrow Agent shall distribute the remaining amount, if any, of the Escrow Shares pro rata to the Stockholders and this Agreement shall terminate. GT shall not be required to issue certificates for fractional shares in any distribution of Escrow Shares pursuant to this Agreement; but rather shall pay to the Escrow Agent for distribution to the Stockholders an amount in cash (without interest) determined by multiplying each Stockholder's fractional interest by the Closing Market Value. The Escrow Agent shall effect such distributions of Escrow Shares as it is required to make to the Stockholders under this Agreement by surrendering such Escrow Shares to GT's stock transfer agent for cancellation upon receipt by the Escrow Agent of a copy of a letter from GT to GT's transfer agent, instructing such transfer agent to issue such share pro rata to the Stockholders.

     6. The Escrow Agent.

     (a) Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Shares in accordance with this Agreement. The reasonable fees and expenses of the Escrow Agent in connection with its execution and performance of this Agreement as set forth on Schedule 2 hereto shall be borne by GT and the Stockholders equally which amount shall be due and payable upon the signing of this Agreement and on the first day of each subsequent year during which this Agreement remains in effect; provided, however, GT shall be responsible for the delivery to the Escrow Agent of

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such fees and  expenses.  The  Escrow  Agent  shall not be liable for any act or omission to act under this Agreement, including any and all claims made against the Escrow Agent as a result of its holding the Escrow Shares in its own name, except for its own gross negligence or willful misconduct. GT and the Stockholders, jointly and severally, agree to indemnify and hold harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney's fees) claimed against or incurred by the Escrow Agent arising out of or related, directly or indirectly, to this Agreement, except acts of gross negligence or willful misconduct. The Escrow Agent may decline to act and shall not be liable for failure to act if in doubt as to its duties under this Agreement. The Escrow Agent may act upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instruction hereunder, reasonably believed by it to be authorized, has been duly authorized to do so. The Escrow Agent's duties shall be determined only with reference to this Agreement and applicable laws, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in connection with any other document or agreement, including, but not limited to, the Merger Agreement. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action other than to keep safely the Escrow Shares until it shall (i) receive written instructions signed by GT and the Stockholder Representative; or
(ii) is directed otherwise by a court of competent jurisdiction.

     (b) The Escrow Agent may act in reliance upon any instructions signed on signature believed by it to be genuine, and may assume that any person who has been designated by GT or the Stockholder Representative to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The name and true signatures of each individual authorized to act on behalf of GT and the Stockholder Representative are stated in Exhibit A which is attached hereto and made a part hereof.

     (c) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other address as the parties shall provide, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event GT shall appoint a successor escrow agent within said thirty (30) days; if GT does not designate a successor escrow agent within such period, the Escrow Agent may appoint a successor escrow agent. Upon the effective date of such resignation, the Escrow Shares together with all cash and other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent. In the event the

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Escrow Agent does not appoint a successor  escrow agent within thirty (30) days, the Escrow Shares and all cash and other property held by the Escrow Agent shall be delivered to and deposited with a court of competent jurisdiction to act as successor escrow agent. Upon the delivery of the Escrow Shares pursuant to this
Section 6(c) to a successor escrow agent, the Escrow Agent shall be relieved of all liability hereunder.

     (d) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine the respective rights of such parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.

     (e) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents or attorneys. The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.

     7. Stockholder Representative.

     (a) In the event the Stockholder Representative shall die or resign or otherwise terminate his status as such, his successor shall be any Stockholder appointed by the Stockholder Representative or, in the case of the death of the Stockholder Representative or where the Stockholder Representative fails to appoint a successor after a vacancy has been created, elected by the vote or written consent of a majority in interest of the Stockholders. If the Stockholders fail for any reason to elect a new Stockholder Representative and during any period in which a vacancy exists, Paul D. Rinde shall serve as the Stockholder Representative until a new Stockholder Representative is elected. All decisions of the Stockholder Representative shall be binding upon the
Stockholders. The Stockholder Representative shall keep the Stockholders reasonably informed of his or her decisions of a material nature.

     (b) The Stockholder Representative is authorized to take any action deemed by him appropriate or necessary to carry out the provisions of, and to determine the rights of the Stockholders under this Agreement. The Stockholder Representative shall serve as the agent of the Stockholders for all purposes related to this Agreement, including without limitation service of process upon the Stockholders. By his or her execution of this Agreement, the Stockholder Representative accepts and agrees to diligently discharge the duties and responsibilities of the Stockholder Representative set forth in this Agreement. The

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authorization  and  designation  of the  Stockholder  Representative  under this
Section 7(b) shall be binding upon the successors and assigns of each Stockholders. GT and the Escrow Agent shall be entitled to rely upon such authorization and designation and shall be fully protected in dealing with the Stockholder Representative, and shall have no duty to inquire into the authority of any person reasonably believed by any of them to be the Stockholder Representative.

     (c)  The   Stockholder   Representative   shall  not  be  entitled  to  any
compensation for services hereunder.

     8. Governing Law. This Agreement is governed by the laws of New York without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto.

     9.   Counterparts.   This   Agreement  may  be  executed  in  one  or  more
counterparts, all of which documents shall be consid- ered one and the same document.

     10. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

                        TO GT:

                                    GT Interactive Software Corp.
                                    16 East 40th Street
                                    New York, New York  10016
                                    Attention:
                                    Fax:  (212) 679-6850

                        In each case with a copy to:

                                    Kramer, Levin, Naftalis & Kamin
                                    919 Third Avenue
                                    New York, New York  10022
                                    Attention:  David P. Levin
                                    Fax:  (212) 715-8000

                        TO THE STOCKHOLDER REPRESENTATIVE:

                                    Paul D. Rinde
                                    961C Longwood Road
                                    Amery, Wisconsin  54001


                        With a copy to:

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                                    W. Terry Olson
                                    13238 Island View
                                    Elk River, MN  55330

                                    Robert J. Armstrong
                                    7920 94th West
                                    Bloomington, MN  55438

                                    Doherty, Rumble & Butler
                                    150 South Fifth Street
                                    Minneapolis, Minnesota  55402
                                    Attention: Frank V. Vargas, III
                                    Fax:  (612) 340-5584

                        TO ESCROW AGENT:

                                    Republic National Bank of New York
                                    452 Fifth Avenue
                                    New York, New York  10018
                                    Attention:  Joseph Collins
                                    Fax:(212) 525-6878



Addresses may be changed by written notice given pursuant to this section. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

     11. In any case where the date for payment of Escrow Shares or notice or any other date hereunder shall be a Saturday, Sunday or legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then the date for payment of Escrow Shares or notice or any other date may be made on the next succeeding business day.

     12. This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement under seal as of the date first stated above.

                                             GT INTERACTIVE SOFTWARE CORP.


                                             By: /s/ RONALD CHAIMOWITZ
                                                ----------------------
                                                Name: Ronald Chaimowitz
                                                Title:Chief Executive Officer
                                                      and President

                                             STOCKHOLDER REPRESENTATIVE


                                             By: /s/ PAUL D. RINDE
                                                ----------------------
                                                Name: Paul D. Rinde
                                                Title:Vice President and
                                                      Secretary

                                             REPUBLIC NATIONAL BANK OF NEW YORK,
                                             as Escrow Agent


                                             By: /s/ MARK KARLIN
                                                ----------------------
                                                Name: Mark Karlin
                                                Title:Trust Officer

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